Exhibit 5.2

Die Welle
Reuterweg 20
60323 Frankfurt am Main, Germany
Tel: +49.69.6062.6000
Fax: +49.69.6062.6700
www.lw.com

Austin	Milan
Beijing	Munich
Boston	New York
Brussels	Orange County
Chicago	Paris
Dubai	Riyadh
Düsseldorf	San Diego
Frankfurt	San Francisco
Hamburg	Seoul
Hong Kong	Silicon Valley
Houston	Singapore
London	Tel Aviv
Los Angeles	Tokyo
Madrid	Washington, D.C.

March 30, 2026

To:
Amphenol Corporation

358 Hall Avenue

Wallingford, Connecticut 06492

Amphenol Technologies Holding GmbH

August-Häußer-Straße 10

74080 Heilbronn

Amphenol Technologies Holding GmbH - €500 million 3.625% Senior Notes due 2031

To the addressees set forth above:

(1)	We have acted as special German legal counsel to Amphenol Technologies Holding GmbH (the “Company”), a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany and a wholly-owned subsidiary of Amphenol Corporation, a Delaware corporation (the “Parent”), in connection with the issuance of €500 million aggregate principal amount of the Company’s 3.625% Senior Notes due 2031 (the “Notes”) and the guarantee of the Notes (the “Guarantee”) by the Parent, under an indenture dated as of the date hereof between U.S. Bank Trust Company, National Association, as trustee, the Company, and the Parent (the “Base Indenture”) and an officers’ certificate, dated as of the date hereof, setting forth the terms of the Notes (the “Officers’ Certificate” and, together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2026 (Registration No. 333-293923) (as amended, the “Registration Statement”), a base prospectus, dated March 2, 2026 included in the Registration Statement (the “Base Prospectus”) and a final prospectus supplement, dated March 24, 2026, filed with the Commission on March 25, 2026 (together with the Base Prospectus, the “Prospectus”).

This opinion (the “Opinion”) is rendered to in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

Capitalized English terms used herein, but not otherwise defined shall have the meaning ascribed to them in the Registration Statement. Where a German translation of an English term appears in the text of this Opinion, the German translation of such term shall be decisive and authoritative for the interpretation of the relevant English term in the Opinion.

Latham & Watkins LLP, a limited liability partnership organized under the laws of the State of Delaware (USA)

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(2)	For the purposes of this Opinion, we have examined:

(a)	the following opinion documents (the “Opinion Documents”):

(i)	an electronic copy of the executed Base Indenture, expressed to be governed by the laws of the State of New York;

(ii)	an electronic copy of the executed Officers’ Certificate, expressed to be governed by the laws of the State of New York;

(b)	the following corporate documents (the “Corporate Documents”):

(i)	an electronic copy of the excerpt from the commercial register (Handelsregisterauszug) at the local court (Amtsgericht) of Stuttgart, HRB 104157 relating to the Company, dated March 30, 2026 (the “Excerpt”);

(ii)	an electronic copy of the articles of association (Satzung) of the Company, dated June 13, 2018 (the “Articles of Association”);

(iii)	an electronic copy of the list of the shareholders of the Company, dated February 8, 2019 (the “Shareholders List”);

(iv)	an electronic copy of the shareholders’ resolution (Gesellschafterbeschluss) of Amphenol Germany GmbH as the shareholder of the Company approving the execution and performance of the Indenture to which the Company is a party, dated February 24, 2026 (the “Shareholders’ Resolution”);

(v)	an electronic copy of the resolution of the pricing committee of the board of directors of the Parent approving the terms of the issuance and sale of the Notes by the Company, dated March 24, 2026 (the “Pricing Committee Resolution”); and

(c)	an electronic copy of the Prospectus;

The Prospectus, the Opinion Documents and the Corporate Documents are collectively referred to as the “Documents”.

Except as stated above, we have not examined any agreements, deeds, instruments or other documents entered into by or affecting the Company or any corporate records of the Company or any other person and we have not made any other inquiries concerning the Company or any other person. We have relied upon the foregoing with respect to all factual matters stated therein. We have not independently verified such factual matters and do not opine as to matters of fact.

(3)	We have not investigated the laws of any country other than the Federal Republic of Germany (including the laws of the European Union to the extent directly applicable in the Federal Republic of Germany). This Opinion speaks only as of the date hereof and is given only with respect to the laws of the Federal Republic of Germany as in effect on the date hereof. To the extent we have reviewed documents expressed to be governed by any laws other than the laws of the Federal Republic of Germany, we have interpreted the provisions contained therein from the perspective of a German-qualified lawyer without considering the particular meaning of such provisions under the relevant foreign law. In this Opinion, unless expressly stated to the contrary, German legal concepts are described and referred to in the English language and not in their original German terms which may not be fully identical in their respective legal meanings or ramifications. This Opinion may, therefore, only be relied upon on the express condition that any issues of interpretation arising thereunder are governed by German law. We express no opinion as to tax law.

(4)	In giving this Opinion, we have assumed:

(a)	the genuineness of all signatures and seals;

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(b)	the authenticity and completeness of all documents submitted to us as originals;

(c)	the conformity to the original documents of all documents submitted to us as copies and the authenticity and completeness of such original documents;

(d)	that each natural person executing any Document on behalf of the Company had, or will have, unlimited legal capacity (unbeschränkte Geschäftsfähigkeit) at the time of execution and has issued a statement of intent (Willenserklärung) which is not subject to rescission (nicht anfechtbar);

(e)	that the Opinion Documents have been duly and validly executed according to applicable foreign law;

(f)	that the Excerpt, the Articles of Association, the Shareholders’ Resolution and the Pricing Committee Resolution (as provided to us by or on behalf of the Company) are accurate and complete as of their respective dates and that no changes to the facts stated therein have occurred between their respective dates and the date of this Opinion;

(g)	that the Pricing Committee Resolution provided to us accurately records the resolution of the Pricing Committee of the Parent which was duly passed in accordance with the constitutional documents of the Parent and applicable law;

(h)	that all matters capable of being entered into the commercial register of the Company have been entered into the relevant commercial register, that all matters entered into the commercial register of the Company are true and correct as of the date hereof and that no entries have been made in the commercial register which are not yet reflected in the Excerpts;

(i)	that the shareholder of the Company and its shareholding in the Company as of the date of signing of each relevant document and as of the date of this Opinion are as set out in the Shareholders List;

(j)	that the Opinion Documents have been signed on behalf of the Company by person(s) who are identical with the person(s) named in the Excerpt of such Company as managing director(s) (Geschäftsführer) or authorized officer (Prokurist);

(k)	that the parties to the Opinion Documents (other than the Company) have been duly established and incorporated, respectively, and are since then validly existing and in good standing (if applicable) under the laws of their respective jurisdictions and have the corporate and other power and capacity and hold all necessary licenses to enter into and to perform their respective obligations and to exercise their rights under the Indenture;

(l)	that the Pricing Committee was duly established by the board of directors of the Guarantor and had the authority to approve the terms of the issuance and sale of the Notes by the Company;

(m)	that the issuance and sale of the Notes, including the terms thereof as approved by the Pricing Committee Resolution, are within the parameters authorized by the Shareholders’ Resolution;

(n)	the due authorization, valid execution and delivery of the Opinion Documents by or on behalf of all parties thereto, including that the execution of the Opinion Documents by each of the relevant signatories was duly authorized by the party which such signatory purports to represent (other than in relation to the Company to the extent we expressly opine thereon in the specific opinion statements (b) and (c));

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(o)	that the copies of the Shareholders’ Resolution of the Company and the Pricing Committee Resolution provided to us in connection with giving this Opinion accurately records the resolution of the shareholders of the Company which were duly passed in accordance with the Articles of Association and applicable law (including in the case of the Pricing Committee Resolution, the laws of the State of Delaware);

(p)	that the Opinion Documents create or will create, as the case may be, legal, valid and binding obligations of each of the parties thereto, enforceable under all applicable laws (other than in relation to the Company under German law to the extent we expressly opine thereon in the specific opinion statement (e));

(q)	that the legality, validity and enforceability of the Opinion Documents is not and will not be impaired by any other agreement or obligation of the parties thereto or by any violation of procedural or substantive requirements which are not evident from the face of the Opinion Documents;

(r)	that all statements of fact and all opinions, including but not limited to the representations, warranties and all statements made, or to be made, by the parties to the Indenture in or pursuant to the Indenture as to matters not covered by this opinion are accurate;

(s)	that the Company has, its administrative seat (Verwaltungssitz) and its centre of main interests (as such term is described in Article 3(1) of the Regulation (EU) of the European Parliament and of the Council No. 848/2015 of May 20, 2015 on Insolvency Proceedings) in the Federal Republic of Germany;

(t)	that no voluntary winding-up resolution or court order for an involuntary dissolution and no application for the commencement of insolvency proceedings (Insolvenzantrag) or any other insolvency or bankruptcy procedure (including preventive measures in connection with any applicable preventive restructuring framework, in particular, for the avoidance of doubt, for the Federal Republic of Germany any measures under Chapters (Kapitel) 2 and 3 of the Law on the Stabilization and Restructuring Framework for Enterprises (StaRUG)) has been made within the meaning of any applicable insolvency and bankruptcy laws and procedures (including any preventive restructuring framework) with respect to any of the parties to the Opinion Documents (provided that with regard to the Company we have reviewed the Excerpt which revealed no resolution or court order for the dissolution or winding up of the Company);

(u)	that as of the date of this Opinion or as a consequence of entering into the Opinion Documents, no party to the Opinion Documents is or will be deemed unable to pay any of its debts when they fall due (zahlungsunfähig) or is over-indebted (überschuldet);

(v)	that no party to the Opinion Documents is aware of any circumstances which would indicate that, or give reason to inquire further whether or not, any party to the Opinion Documents are close to any of the events set forth in subsections (t) and (u) above;

(w)	that each party enters into the Opinion Documents or any transaction contemplated thereby with bona fide and at arms’ length terms and with no intention to prejudice, defraud or damage any creditor of any party to the Opinion Documents;

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(x)	that any offering and sale of the Notes in the Federal Republic of Germany will be conducted as set out and will comply with all restrictions contained in the Prospectus, including, but not limited to the sections under the headings “About this Prospectus Supplement”, and “Provisions relating to the Notes while represented by the Global Notes”;

(y)	that there are no other agreements among the parties to the Opinion Documents and that no shareholders’ or partners’ resolutions (other than the Shareholders’ Resolution) have been adopted that would affect this Opinion;

(z)	that there is no provision in the laws of any country other than the Federal Republic of Germany which would affect this Opinion; and

(aa)	that the Opinion Documents have not been revoked, rescinded, repealed, terminated or otherwise voided or made subject to any further condition (in each case whether in whole or in part), amended or supplemented and are in full force and effect.

(5)	Subject to the foregoing, the other matters set forth herein and any matters not disclosed to us, it is our opinion that, as of the date hereof:

(a)	The Company is a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) validly existing under the laws of the Federal Republic of Germany.

(b)	The Company has the corporate power and authority (Rechtsmacht) to enter into the Opinion Documents to which it is a party and to perform its obligations thereunder, including the issuance and sale of the Notes, and has duly taken all necessary corporate action required under its Articles of Association to authorize the execution of the Opinion Documents to which it is a party and the performance of its obligations thereunder, including the issuance and sale of the Notes on the terms set forth in the Opinion Documents.

(c)	The Company has duly executed the Opinion Documents to which it is a party.

(d)	The execution by the Company of the Opinion Documents to which it is a party and the performance by the Company of its obligations thereunder does not and the issuance and sale of the Notes by the Company do not contravene any provision of the Articles of Association of the Company in a way that would render the obligations of the Company invalid.

(e)	The choice of the laws of the State of New York expressed to govern the Opinion Documents, will be recognized and given effect to by the courts of the Federal Republic of Germany applying German law.

(6)	This Opinion is subject to the following qualifications:

(a)	The enforcement of the parties’ rights and the Companies’ performance of their obligations under the Opinion Documents may be limited by and are subject to the laws on insolvency, liquidation, reorganization or any other laws of general application relating to or affecting the rights of creditors (including the attachment of claims by third-party creditors and the principle of voidability of transactions on the onset of insolvency proceedings or fraud) as such law may be applied in the event of an insolvency, liquidation, reorganization or other similar proceedings (including any preventive restructuring framework) with respect to such party.

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(b)	The German Federal Supreme Court (Bundesgerichtshof) has ruled that insolvency-related contractual termination rights (insolvenzabhängige Lösungsklauseln) are void pursuant to Sections 119, 103 of the German Insolvency Code (Insolvenzordnung) if contained in an agreement on the steady supply of goods or energy. The Base Indenture contains clauses providing that the debt securities will become immediately due and payable in case of bankruptcy, insolvency or reorganization regarding the Parent or the Company.

As there is no court decision in place so far specifically relating to termination rights under bond indentures, we cannot rule out that the German Federal Supreme Court will also hold insolvency-related terminations rights as contained in the Indenture to be void.

Section 44 StaRUG provides that (a) pendency of restructuring proceedings under that law or (b) the use of the instruments provided by the framework set out by the that law by a debtor alone are no reason (i) to terminate any contracts to which the debtor is a party, (ii) to declare any payments thereunder due and payable or (iii) for the other party to have a right to refuse performance or to demand adjustment or amendment of the contract. Section 44 para. 2 StaRUG provides for agreements conflicting with these provisions to be void. We can therefore not rule out that certain termination rights as agreed in the Indenture that become relevant when restructuring proceedings under the StaRUG are commenced or instruments provided by the framework set out by the StaRUG are used by a debtor are void.

(c)	The recognition and effect of a choice of law provision will, to the extent relating to contractual obligations (vertragliche Schuldverhältnisse), be subject to the provisions of Regulation (EC) No. 593/2008 of the European Parliament and of the Council on the law applicable to contractual obligations (Rome I) and to German public policy (ordre public).

(d)	The recognition and effect of a choice of law provision will, to the extent relating to non-contractual obligations (außervertragliche Schuldverhältnisse), be subject to Article 14 of Regulation (EC) No. 864/2007 of the European Parliament and of the Council on the law applicable to non-contractual obligations (Rome II) and to German public policy (ordre public).

(e)	There is no final precedent in the Federal Republic of Germany for holding facsimile or electronic communications legal, valid and binding in all circumstances. However, where there are no particular legal requirements as to the form, the German Federal Supreme Court (Bundesgerichtshof) has held that any facsimile communication actually received by the addressee will be deemed validly given.

(7)	This Opinion only applies to those facts and circumstances which exist as of today’s date and we assume no obligation or responsibility to update or supplement this Opinion to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform you of any change in circumstances happening after the date of this Opinion which would alter our opinions.

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This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated March 30, 2026 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ LATHAM & WATKINS LLP